Filed Pursuant to Rule 433

Registration Statement No. 333-164611

Pricing Term Sheet

BERKSHIRE HATHAWAY FINANCE CORPORATION

Pricing Term Sheet

$325,000,000 1.600% Senior Notes due 2017

$200,000,000 3.000% Senior Notes due 2022

$225,000,000 4.400% Senior Notes due 2042

Issuer:	Berkshire Hathaway Finance Corporation
Guarantor:	Berkshire Hathaway Inc.
Trade Date:	September 5, 2012
Settlement Date:	September 17, 2012 (T+8)

1.600% Senior Notes due 2017

Principal Amount:	$325,000,000
Maturity Date:	May 15, 2017
Issue Price (Price to Public):	101.839% of face amount, plus accrued interest from May 15, 2012
Gross Spread:	32.5 bps
Proceeds to Issuer:	$329,920,500 (excludes $1,762,222.22 of accrued interest)
Interest Rate:	1.600% per annum
Benchmark Treasury:	0.625% due August 31, 2017
Benchmark Treasury Yield:	0.623%
Spread to Benchmark Treasury:	57 bps
Yield to Maturity:	1.193%
Interest Payment Dates:	Each May 15 and November 15, commencing November 15, 2012
Make-Whole call:	At any time at Treasury plus 15 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664BS9
ISIN:	US084664BS99

3.000% Senior Notes due 2022

Principal Amount:	$200,000,000
Maturity Date:	May 15, 2022
Issue Price (Price to Public):	102.826% of face amount, plus accrued interest from May 15, 2012
Gross Spread:	42.5 bps
Proceeds to Issuer:	$204,802,000 (excludes $2,033,333.33 of accrued interest)

Interest Rate:	3.000% per annum
Benchmark Treasury:	1.625% due August 15, 2022
Benchmark Treasury Yield:	1.596%
Spread to Benchmark Treasury:	107 bps
Yield to Maturity:	2.666%
Interest Payment Dates:	Each May 15 and November 15, commencing November 15, 2012
Make-Whole call:	At any time at Treasury plus 20 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664BT7
ISIN:	US084664BT72

4.400% Senior Notes due 2042

Principal Amount:	$225,000,000
Maturity Date:	May 15, 2042
Issue Price (Price to Public):	104.922% of face amount, plus accrued interest from May 15, 2012
Gross Spread:	75 bps
Proceeds to Issuer:	$234,387,000 (excludes $3,355,000.00 of accrued interest)
Interest Rate:	4.400% per annum
Benchmark Treasury:	3.000% due May 15, 2042
Benchmark Treasury Yield:	2.691%
Spread to Benchmark Treasury:	142 bps
Yield to Maturity:	4.111%
Interest Payment Dates:	Each May 15 and November 15, commencing November 15, 2012
Make-Whole call:	At any time at Treasury plus 25 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664BU4
ISIN:	US084664BU46

Other Information

Joint Book-Running Managers:	Goldman, Sachs & Co. Wells Fargo Securities, LLC

The notes are offered as part of a reopening of three series of previously issued notes, as described in the Prospectus Supplement relating to this offering. The notes of each tenor offered hereby will have the same terms as, and will be fungible with, the notes of the same tenor previously issued, but will be offered at a different offering price. Once issued, each tenor of notes offered hereby will become part of the same series as the notes with the same tenor previously issued.

Settlement Period: The closing will occur on September 17, 2012, which will be more than three U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

Each of the issuer and the guarantor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526 or Wells Fargo Securities, LLC at (800) 326-5897.